FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-96063
(To Prospectus dated March 12, 2002)



                          [HOLDRS B2B INTERNET LOGO]

                         1,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (sm) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                            Name of Company(1)                        Ticker        Amounts    Trading Market
                            -------------------                       ------        -------    --------------
           Agile Software Corporation                                  AGIL            4       NASDAQ
           Ariba, Inc.                                                 ARBA           14       NASDAQ
           CheckFree Corporation                                       CKFR            4       NASDAQ
           Commerce One, Inc.(2)                                       CMRC           1.2      NASDAQ
           FreeMarkets, Inc.                                           FMKT            3       NASDAQ
           Image X, Inc.                                               IMGX            1       NASDAQ
           Internet Capital Group, Inc.                                ICGE           15       NASDAQ
           Nexprise, Inc.                                              NXPS          0.133     NASDAQ
           Pegasus Solutions, Inc.                                     PEGS            2       NASDAQ
           PurchasePro.com, Inc.                                       PROE           0.8      NASDAQ
           QRS Corporation                                             QRSI            1       NASDAQ
           Retek, Inc.                                                 RETK            3       NASDAQ
           SciQuest, Inc.                                              SQST            3       NASDAQ
           VerticalNet, Inc.(3)                                        VERT           0.6      NASDAQ
         ----------------

           (1) On July 30, 2002 Scient Inc. was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because Scient Inc. was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of Scient Inc. included in B2B Internet HOLDRS were distributed at a rate of 0.0031 shares of Scient Inc. per B2B Internet HOLDR. As a result, Scient Inc. is no longer represented in B2B Internet HOLDRS.

           (2) Commerce One Inc. announced a 1-for-10 reverse stock split on its common stock payable to shareholders of record as of September 17, 2002. As of September 20, 2002, the share amount of Commerce One Inc. represented by a round lot of 100 B2B Internet HOLDRS is 1.2.

           (3) Verticalnet Inc. announced a 1-for-10 reverse stock split on its common stock payable to shareholders of record as of July 15, 2002. As of July 18, 2002, the share amount of Verticalnet Inc. represented by a round lot of 100 B2B Internet HOLDRS is 0.6.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

          The date of this prospectus supplement is September 30, 2002.